Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinzcompany.com	ir@kraftheinzcompany.com
KRAFT HEINZ REPORTS SECOND QUARTER 2017 RESULTS

•	Q2 net sales decreased 1.7%; Organic Net Sales(1) decreased 0.9%

•	Q2 net income attributable to common shareholders increased 50.5%; Adjusted EBITDA(1) increased 1.9% on a constant currency basis

•	Q2 diluted EPS increased to $0.94; Adjusted EPS(1) increased to $0.98, up from $0.85 the prior year

PITTSBURGH & CHICAGO - Aug. 3, 2017 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today reported second quarter 2017 financial results that reflected significant gains from cost savings initiatives and benefits from the redemption of preferred stock in the prior year that were partially offset by the impact of lower net sales.

“As expected, our second quarter results were sequentially better than our first quarter, and we expect this momentum to continue into the second half of the year,” said Kraft Heinz CEO Bernardo Hees. “Our plan from the start has been to drive strong cost savings to fuel investments in people, capabilities and brands that can lead to sustainable, profitable growth. That's what we see happening now, and expect to continue going forward.”

Q2 2017 Financial Summary

	For the Three Months Ended		Year-over-year Change
	July 1, 2017	July 3, 2016	Actual	Impact of Currency	Organic
	(in millions, except per share data)
Net sales	$6,677	$6,793	(1.7)%	(0.8) pp	(0.9)%
Operating income	1,921	1,636	17.5%
Net income/(loss) attributable to common shareholders	1,159	770	50.5%
Diluted EPS	$0.94	$0.63	49.2%
Adjusted EBITDA(1)	2,101	2,087	0.7%	(1.2) pp
Adjusted EPS(1)	$0.98	$0.85	15.3%
Net sales were $6.7 billion, down 1.7 percent versus the year-ago period, including an unfavorable 0.8 percentage point impact from currency. Organic Net Sales decreased 0.9 percent versus the year-ago period. Pricing was 0.4 percentage points lower as timing of promotions in North America and Europe more than offset price increases in Rest of World markets, primarily Latin America. Volume/mix decreased 0.5 percentage points as growth in condiments and sauces in all business segments was more than offset by lower shipments in cheese, meats and foodservice in the United States.

Net income attributable to common shareholders increased to $1.2 billion and diluted EPS increased to $0.94, primarily driven by lower Integration Program and restructuring costs, benefits from the refinancing of Series A Preferred Stock and a lower effective tax rate. Adjusted EBITDA increased 0.7 percent versus the year-ago period to $2.1 billion, despite an unfavorable 1.2 percentage point impact from currency. Excluding the impact of currency, the increase in Adjusted EBITDA reflected incremental gains from cost savings initiatives(2) that were partly offset by a combination of factors that included higher input costs, lower net sales as well as business investments in Rest of World markets. Adjusted EPS increased 15.3 percent versus the year-ago period to $0.98, primarily due to benefits from the refinancing of Series A Preferred Stock and lower taxes.

Q2 2017 Business Segment Highlights
United States

	For the Three Months Ended		Year-over-year Change
	July 1, 2017	July 3, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$4,634	$4,692	(1.2)%	0.0 pp	(1.2)%
Segment Adjusted EBITDA	1,566	1,518	3.2%	0.0 pp
United States net sales were $4.6 billion, down 1.2 percent versus the year-ago period. Pricing decreased 0.4 percentage points reflecting timing of trade promotion recognition in the prior year that more than offset price increases in cheese. Volume/mix decreased 0.8 percentage points as the benefit from a shift in Easter-related sales as well as gains in frozen, macaroni and cheese, and condiments and sauces were more than offset by select distribution losses in cheese and meats as well as lower shipments in foodservice.
United States Segment Adjusted EBITDA increased 3.2 percent versus the year-ago period to $1.6 billion, driven by gains from cost savings initiatives that were partially offset by unfavorable key commodity(3) costs, particularly in cheese and coffee, as well as lower net sales.

Canada

	For the Three Months Ended		Year-over-year Change
	July 1, 2017	July 3, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$597	$638	(6.4)%	(3.3) pp	(3.1)%
Segment Adjusted EBITDA	189	192	(1.2)%	(3.5) pp
Canada net sales were $597 million, down 6.4 percent versus the year-ago period, including a negative 3.3 percentage point impact from currency. Organic Net Sales decreased 3.1 percent versus the year-ago period. Pricing decreased 3.7 percentage points primarily due to an increased level of promotional activity versus the prior year. Volume/mix increased 0.6 percentage points, reflecting growth in condiments and sauces that more than offset the discontinuation of select cheese products.
Canada Segment Adjusted EBITDA decreased 1.2 percent versus the year-ago period to $189 million, including an unfavorable 3.5 percentage point impact from currency. Excluding the impact of currency,

Segment Adjusted EBITDA increased 2.3 percentage points as gains from cost savings more than offset the impact of lower pricing.
Europe

	For the Three Months Ended		Year-over-year Change
	July 1, 2017	July 3, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales(4)	$595	$625	(4.9)%	(4.1) pp	(0.8)%
Segment Adjusted EBITDA(4)(5)	202	221	(8.6)%	(6.2) pp
Europe net sales were $595 million, down 4.9 percent versus the year-ago period, including a negative 4.1 percentage point impact from currency. Organic Net Sales were 0.8 percent lower than the year-ago period. Pricing decreased 1.6 percentage points due to changes in promotional spending levels versus the prior year, primarily in the UK and Italy. Volume/mix increased 0.8 percentage points driven by strong consumption gains in condiments and sauces and gains in foodservice that were partially offset by shipment timing versus the prior year period as well as ongoing consumption weakness in Italy.
Europe Segment Adjusted EBITDA decreased 8.6 percent versus the year-ago period to $202 million, including a negative 6.2 percentage point impact from currency. Excluding currency impacts, the decline in Segment Adjusted EBITDA reflected cost savings that were more than offset by higher input costs in local currency and lower pricing.

Rest of World(6)

	For the Three Months Ended		Year-over-year Change
	July 1, 2017	July 3, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales(4)	$851	$838	1.6%	(1.4) pp	3.0%
Segment Adjusted EBITDA(4)	180	202	(11.6)%	(3.0) pp
Rest of World net sales were $851 million, increasing 1.6 percent versus the year-ago period, despite an unfavorable currency impact of 1.4 percentage points. Organic Net Sales increased 3.0 percent versus the year-ago period. Pricing increased 3.7 percentage points primarily driven by actions to offset higher input costs in local currency, particularly in Latin America. Volume/mix was 0.7 percentage points lower as strong growth in condiments and sauces was more than offset by a combination of significantly lower shipments in India, unfavorable holiday-related shipment phasing in Indonesia, as well as the impact of distributor network realignment in several markets.
Rest of World Segment Adjusted EBITDA decreased 11.6 percent versus the year-ago period to $180 million, including an unfavorable 3.0 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA declined 8.6 percentage points, primarily due to the decline in volume/mix, increased business investments to support growth as well as higher input costs in local currency.

End Notes

(1)
Organic Net Sales, Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	Cost savings initiatives include the Company's integration, restructuring and ongoing productivity efforts.

(3)	The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.

(4)
In the fourth quarter of 2016, the Company moved the Russia business from Rest of World (as defined in note (6) below) to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $47 million and Segment Adjusted EBITDA of $6 million for the second quarter ended July 3, 2016.

(5)
In the fourth quarter of 2016, management of our Global Procurement Office ("GPO") moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the second quarter ended July 3, 2016.

(6)	Rest of World is comprised of two operating segments: Latin America; and Asia Pacific, Middle East and Africa (“AMEA”).
Webcast and Conference Call Information
A webcast of The Kraft Heinz Company's second quarter 2017 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 5:00 p.m. Eastern Time.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as "expect," "momentum," "continue," "forward," "remain," "execute," "expand," "drive," "believe," "will," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, objectives, cost savings, initiatives, opportunities, capabilities, investments, execution and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; the Company's ability to maintain, extend and expand its reputation and brand image; the Company's ability to differentiate its products from other brands; the consolidation of retail customers; the Company's ability to predict, identify and interpret changes in consumer preferences and demand; the Company's ability to drive revenue growth in its key product categories, increase its market share or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in the Company's management team or other key personnel; the Company's inability to realize the anticipated benefits from the Company's cost savings initiatives; changes in relationships with significant customers and suppliers; execution of the Company's international expansion strategy; changes in laws and regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; failure to successfully integrate the business and operations of the Company in the expected time frame; the Company's ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the nations in which the Company operates; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives that the Company uses; exchange rate fluctuations; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; the Company's inability to protect intellectual property rights; impacts of natural events in the locations in which the Company or its customers, suppliers or regulators operate; the Company's indebtedness and ability to pay such indebtedness; tax law changes or interpretations; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (the “SEC”). The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
To supplement the financial information, the Company has presented Organic Net Sales, Adjusted EBITDA, and Adjusted EPS, which are considered non-GAAP financial measures. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of acquisitions, currency, divestitures and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 currency devaluation, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), net, provision for/(benefit from) income taxes; in addition to these adjustments, the Company excludes, when they occur, the impacts of depreciation and amortization (excluding integration and restructuring expenses) (including amortization of postretirement benefit plans prior service credits), integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, nonmonetary currency devaluation (e.g., remeasurement gains and losses), and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 devaluation of the Venezuelan bolivar and remeasurement of assets and liabilities of its Venezuelan subsidiary, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, and nonmonetary currency devaluation (e.g., remeasurement gains and losses), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations for the relevant periods.

			Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (dollars in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 3, 2016	July 1, 2017	July 3, 2016
Net sales	$6,677	$6,793	$13,041	$13,363
Cost of products sold(a)	3,996	4,262	8,059	8,454
Gross profit	2,681	2,531	4,982	4,909
Selling, general and administrative expenses(b)	760	895	1,510	1,760
Operating income	1,921	1,636	3,472	3,149
Interest expense	307	264	620	513
Other expense/(income), net	24	6	12	(2)
Income/(loss) before income taxes	1,590	1,366	2,840	2,638
Provision for/(benefit from) income taxes	430	411	789	783
Net income/(loss)	1,160	955	2,051	1,855
Net income/(loss) attributable to noncontrolling interest	1	5	(1)	9
Net income/(loss) attributable to Kraft Heinz	1,159	950	2,052	1,846
Preferred dividends(c)	—	180	—	180
Net income/(loss) attributable to common shareholders	$1,159	$770	$2,052	$1,666

Basic shares outstanding	1,218	1,217	1,218	1,216
Diluted shares outstanding	1,229	1,227	1,229	1,226

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.95	$0.63	$1.69	$1.37
Diluted earnings/(loss) per share	0.94	0.63	1.67	1.36

(a) Integration and restructuring charges recorded in cost of products sold resulted in a $59 million gain for the three months ended July 1, 2017 ($37 million after-tax), $199 million expense for the three months ended July 3, 2016 ($137 million after-tax), $44 million for the six months ended July 1, 2017 ($34 million after-tax), and $380 million for the six months ended July 3, 2016 ($259 million after-tax).

(b) Integration and restructuring expenses recorded in selling, general and administrative expenses were $53 million in the three months ended July 1, 2017 ($35 million after-tax), $85 million in the three months ended July 3, 2016 ($59 million after-tax), $98 million in the six months ended July 1, 2017 ($65 million after-tax), and $164 million in the six months ended July 3, 2016 ($112 million after-tax).

(c) On June 7, 2016, we redeemed all outstanding shares of our Series A Preferred Stock, therefore we no longer pay any associated dividends. Prior to the redemption, we made cash distributions of $180 million in the six months ended July 3, 2016 related to the Series A Preferred Stock dividend. There were no cash distributions related to our Series A Preferred Stock for the three months ended April 3, 2016 because, concurrent with the declaration of our common stock dividend on December 8, 2015, we also declared and paid the Series A Preferred Stock dividend that would otherwise have been payable on March 7, 2016.

				Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
July 1, 2017
United States	$4,634	$—	$4,634
Canada	597	(21)	618
Europe	595	(25)	620
Rest of World	851	(3)	854
	$6,677	$(49)	$6,726

July 3, 2016
United States	$4,692	$—	$4,692
Canada	638	—	638
Europe(a)	625	—	625
Rest of World(a)	838	9	829
	$6,793	$9	$6,784

Year-over-year growth rates
United States	(1.2)%	0.0 pp	(1.2)%	(0.4) pp	(0.8) pp
Canada	(6.4)%	(3.3) pp	(3.1)%	(3.7) pp	0.6 pp
Europe(a)	(4.9)%	(4.1) pp	(0.8)%	(1.6) pp	0.8 pp
Rest of World(a)	1.6%	(1.4) pp	3.0%	3.7 pp	(0.7) pp
Kraft Heinz	(1.7)%	(0.8) pp	(0.9)%	(0.4) pp	(0.5) pp

(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $47 million for the three months ended July 3, 2016.

				Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Six Months Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
July 1, 2017
United States	$9,186	$—	$9,186
Canada	1,040	(7)	1,047
Europe	1,138	(64)	1,202
Rest of World	1,677	7	1,670
	$13,041	$(64)	$13,105

July 3, 2016
United States	$9,407	$—	$9,407
Canada	1,142	—	1,142
Europe(a)	1,208	—	1,208
Rest of World(a)	1,606	22	1,584
	$13,363	$22	$13,341

Year-over-year growth rates
United States	(2.4)%	0.0 pp	(2.4)%	0.1 pp	(2.5) pp
Canada	(8.9)%	(0.6) pp	(8.3)%	(2.5) pp	(5.8) pp
Europe(a)	(5.8)%	(5.3) pp	(0.5)%	(1.1) pp	0.6 pp
Rest of World(a)	4.4%	(1.0) pp	5.4%	4.3 pp	1.1 pp
Kraft Heinz	(2.4)%	(0.6) pp	(1.8)%	0.3 pp	(2.1) pp

(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $77 million for the six months ended July 3, 2016.

			Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 3, 2016	July 1, 2017	July 3, 2016
Net income/(loss)	$1,160	$955	$2,051	$1,855
Interest expense	307	264	620	513
Other expense/(income), net	24	6	12	(2)
Provision for/(benefit from) income taxes	430	411	789	783
Operating income	1,921	1,636	3,472	3,149
Depreciation and amortization (excluding integration and restructuring expenses)	137	124	269	285
Integration and restructuring expenses	(6)	284	142	544
Merger costs	—	14	—	29
Unrealized losses/(gains) on commodity hedges	(13)	(37)	29	(45)
Impairment losses	48	53	48	53
Nonmonetary currency devaluation	—	2	—	3
Equity award compensation expense (excluding integration and restructuring expenses)	14	11	26	20
Adjusted EBITDA	$2,101	$2,087	$3,986	$4,038

Segment Adjusted EBITDA:
United States	$1,566	$1,518	$3,038	$3,011
Canada	189	192	315	343
Europe(a)(b)	202	221	372	401
Rest of World(a)	180	202	326	368
General corporate expenses(b)	(36)	(46)	(65)	(85)
Adjusted EBITDA	$2,101	$2,087	$3,986	$4,038
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $6 million for the three months and $7 million for the six months ended July 3, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the three months and $5 million for the six months ended July 3, 2016.
.

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
July 1, 2017
United States	$1,566	$—	$1,566
Canada	189	(8)	197
Europe	202	(13)	215
Rest of World	180	(1)	181
General corporate expenses	(36)	1	(37)
	$2,101	$(21)	$2,122

July 3, 2016
United States	$1,518	$—	$1,518
Canada	192	—	192
Europe(a)(b)	221	—	221
Rest of World(a)	202	5	197
General corporate expenses(b)	(46)	—	(46)
	$2,087	$5	$2,082

Year-over-year growth rates
United States	3.2%	0.0 pp	3.2%
Canada	(1.2)%	(3.5) pp	2.3%
Europe(a)(b)	(8.6)%	(6.2) pp	(2.4)%
Rest of World(a)	(11.6)%	(3.0) pp	(8.6)%
General corporate expenses(b)	(22.2)%	(1.2) pp	(21.0)%
Kraft Heinz	0.7%	(1.2) pp	1.9%
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $6 million for the three months ended July 3, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the three months ended July 3, 2016.

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Six Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
July 1, 2017
United States	$3,038	$—	$3,038
Canada	315	(4)	319
Europe	372	(32)	404
Rest of World	326	1	325
General corporate expenses	(65)	1	(66)
	$3,986	$(34)	$4,020

July 3, 2016
United States	$3,011	$—	$3,011
Canada	343	—	343
Europe(a)(b)	401	—	401
Rest of World(a)	368	12	356
General corporate expenses(b)	(85)	—	(85)
	$4,038	$12	$4,026

Year-over-year growth rates
United States	0.9%	0.0 pp	0.9%
Canada	(8.0)%	(1.0) pp	(7.0)%
Europe(a)(b)	(7.2)%	(7.9) pp	0.7%
Rest of World(a)	(11.7)%	(2.9) pp	(8.8)%
General corporate expenses(b)	(23.5)%	(0.6) pp	(22.9)%
Kraft Heinz	(1.3)%	(1.1) pp	(0.2)%
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $7 million for the six months ended July 3, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $5 million for the six months ended July 3, 2016.

			Schedule 7
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 3, 2016	July 1, 2017	July 3, 2016
Diluted EPS	$0.94	$0.63	$1.67	$1.36
Integration and restructuring expenses(a)(b)	—	0.16	0.08	0.30
Merger costs(a)(b)	—	0.01	—	0.02
Unrealized losses/(gains) on commodity hedges(a)(b)	(0.01)	(0.02)	0.01	(0.03)
Impairment losses(a)(b)	0.03	0.03	0.03	0.03
Nonmonetary currency devaluation(a)(c)	0.02	—	0.03	0.01
Preferred dividend adjustment(d)	—	0.04	—	(0.11)
Adjusted EPS	$0.98	$0.85	$1.82	$1.58

(a)	Income tax expense associated with these items is based on applicable jurisdictional tax rates and deductibility assessments of individual items.

(b)	Refer to the reconciliation of net income/(loss) to Adjusted EBITDA for the related gross expenses.

(c)	Nonmonetary currency devaluation includes the following gross expenses/(income):

•
Expenses recorded in cost of products sold of $2 million for the three months and $3 million for the six months ended July 3, 2016 (there were no such expenses for the three and six months ended July 1, 2017); and

•
Expenses recorded in other expense/(income), net, of $25 million for the three months and $33 million for the six months ended July 1, 2017 and $7 million for the three and six months ended July 3, 2016.

(d)
For Adjusted EPS, we present the impact of the Series A Preferred Stock dividend payments on an accrual basis. Accordingly, we included an adjustment to EPS to include $180 million of Series A Preferred Stock dividends in the first quarter of 2016 (to reflect the March 7, 2016 Series A Preferred Stock dividend that was paid in December 2015), and to exclude $51 million of Series A Preferred Stock dividends from the second quarter of 2016 (to reflect that it was redeemed on June 7, 2016).

		Schedule 8
The Kraft Heinz Company Condensed Consolidated Balance Sheets (dollars in millions) (Unaudited)
	July 1, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$1,445	$4,204
Trade receivables, net	913	769
Sold receivables	521	129
Inventories	3,065	2,684
Other current assets	1,164	967
Total current assets	7,108	8,753
Property, plant and equipment, net	6,808	6,688
Goodwill	44,565	44,125
Intangible assets, net	59,400	59,297
Other assets	1,535	1,617
TOTAL ASSETS	$119,416	$120,480

LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$1,090	$645
Current portion of long-term debt	19	2,046
Trade payables	3,888	3,996
Accrued marketing	494	749
Accrued postemployment costs	157	157
Income taxes payable	153	255
Interest payable	406	415
Other current liabilities	1,149	1,238
Total current liabilities	7,356	9,501
Long-term debt	29,979	29,713
Deferred income taxes	20,887	20,848
Accrued postemployment costs	1,975	2,038
Other liabilities	673	806
TOTAL LIABILITIES	60,870	62,906

Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	58,674	58,593
Retained earnings/(deficit)	1,178	588
Accumulated other comprehensive income/(losses)	(1,308)	(1,628)
Treasury stock, at cost	(223)	(207)
Total shareholders' equity	58,333	57,358
Noncontrolling interest	213	216
TOTAL EQUITY	58,546	57,574
TOTAL LIABILITIES AND EQUITY	$119,416	$120,480